CITIZENS BANK OF NORTHERN CALIFORNIA

August 10, 2009

Phillip J. Campbell
1689 Krpen Avenue
Roseville, CA 95747

Dear Phil:

Congratulations! We are pleased to offer you the position of Senior Vice President, General Counsel and Chief Risk Officer, effective August 10, 2009. You will report to the Chief Executive Officer, and you will be responsible for carrying out the responsibilities listed in the General Counsel/Chief Risk Officer job description. We are excited about the many opportunities that lie before us at the Bank and look forward to your contribution to our team.

As discussed, upon FDIC approval, your title will change from Senior Vice President to Executive Vice President.

Your position is a full-time, exempt position. Your salary will be $12,500 monthly (annual equivalent $150,000). You will be paid semi-monthly, less applicable payroll taxes and other authorized deductions.

You will receive an auto allowance of $400 per month. In addition, we will reimburse up to $5,000 annually for education expenses. Subject to board approval, you will receive options for 10,000 shares of Citizens Bancorp stock, which will be subject to the company's stock option agreement.

Citizens Bank provides benefits to all regular full-time employees such as health, Section 125 premium plan, 401(k) and an employee stock purchase plan. Generally, you will be eligible for benefits after completion of ninety (90) consecutive days of employment. Prior to your eligibility date, you will receive a summary of these benefits. Group insurance coverage is effective the 1st of the month following 90 days of employment. You will be reimbursed for up to three (3) months of COBRA premiums.

You will be eligible for twenty (20) days of vacation per year. Vacation is accrued on a monthly basis at the rate of thirteen and one third (13.33) hours per month. You will be required to take two (2) consecutive weeks per calendar year. The balance may be taken in increments of one week or less. In addition, you will accrue sick leave at a rate of eight (8) hours per month. You will begin accruing both after completing ninety (90) consecutive days of employment. Additional information about our vacation and sick leave plans is available in our Personnel Policies Manual.

This conditional Offer is subject to you successfully completing a background check. In addition, this offer is contingent upon receipt of results of a satisfactory drug screening test, which you have already accomplished. You must also agree to the terms of the enclosed Code of Ethics and return your signed acknowledgment with the signed Offer letter.

The drug screening test is in accordance with the Bank's Drug and Alcohol-Free Workplace Policy, a copy of which is enclosed. You must agree to the terms and return your signed acknowledgement with the signed Offer letter.

Your orientation is scheduled for your first day of work, at 10:00 AM with our Human Resources Officer, Carolyn Baumel. You will need to bring with you either a passport or your driver license and Social Security Card.

Finally, in accordance with the laws of the State of California, Citizens Bank is an "at-will" employer. This means that either you or the Bank can terminate the employment relationship at any time, for any reason, with or without notice. In other words, there is no specific term to your employment.

This Offer supersedes all prior representations or agreements, written or oral. Please review this letter and all attachments before signing. If you understand and accept these terms, please sign and return one copy of this letter, the signature page of the Drug and Alcohol-Free Workplace Policy and the signature page of the Code of Ethics to the Human Resources department.

Sincerely,

Gary D. Gall
President and
Chief Executive Officer

Accepted and agreed to this 10th day of August, 2009 by:

Phillip J. Campbell

Enclosures